Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results for First Quarter

FY 2023 and Receipt of Navy Upgrade Contract for the CRAFT Test Set

East Rutherford, NJ – August 15, 2022 – Tel-Instrument Electronics Corp. (“Tel-Instrument,” “TIC,” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported a net loss of $233K or ($0.10) per basic and diluted share on revenues of $2.3 million for the first quarter of 2023 fiscal year, ended June 30, 2022. TIC also reported the receipt of a contract this week from the U.S. Navy to upgrade fielded CRAFT test sets to remove product obsolescence and add new capabilities. This contract includes $2.9 million of non-recurring engineering (“NRE”) and provision for the upgrade of fielded Navy CRAFT test sets. The company believes that this will result in production revenues in the $20 to $30 million range commencing after the engineering design is validated. This contract also included a fixed price repair contract which is estimated to result in $4.1 million of revenues over the contract period.

Highlights include:

●	Revenues for the first quarter of FY 23 ended June 30, 2022, were $2.3 million, or 55%, of the prior year first quarter.
●	Operating expenses decreased by $170K (14%) quarter-over-quarter due to lower profit-sharing and engineering costs.
●	Operating loss was $244K as compared to an operating profit of $766K in the prior three months ended June 30, 2021.
●	Net loss was $233K or ($0.10) per share, compared to net income of $576K or $0.15 per basic share in the prior quarter.
●	Cash balances decreased $700K to $6.3 million, compared to $7 million at the start of the fiscal year.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “The first quarter was adversely impacted by parts shortages resulting from vendor lead times tripling, in some cases. Some components are not even being quoted by the manufacturer due to extended lead times and this has forced us to utilize authorized brokers to procure parts. This disruption has continued into the second quarter of fiscal year 2023. We have been ordering additional components from our vendors to mitigate the impact of extended lead times and we expect the supply disruptions to lessen in the second half of the current fiscal year. We are also seeing potential relief in the chip shortage situation based upon recent announcements from the chip manufacturers. Despite the slow start to the current fiscal year, we continue to project a profitable year and future growth due to the recently announced CRAFT engineering change proposal (“ECP”) and the pending release of the SDR/OMNI test set.

We were thrilled to receive a contract from the Navy this week to develop a mid-life upgrade for the Common Radio Frequency Avionics Test Set (“CRAFT”) which began production in 2010. This product family includes two separate test sets designated as the AN/USM-708 (“CRAFT 708”) and AN/USM-719 (“CRAFT 719”) test sets. The CRAFT 708 test sets are used by Navy aviation to test multiple aircraft functions such as Mode 5 IFF, ADS-B, TACAN, and landing systems. The CRAFT 719 test sets are used on Navy vessels to test shipboard IFF Radar. The Navy procured approximately 800 CRAFT 708 test sets and 400 CRAFT 719 test sets and other customers have purchased approximately 900 units. The Navy contract provides $2.9 million of non-recurring engineering expenditures (“NRE”) to upgrade the printed circuit boards (“PCB’s”) to remove parts obsolescence and upgrade the software to add new capabilities and improve functionality. TIC will produce five protype units which will undergo design validation testing. This engineering work is expected to take approximately two years to complete. Once the new design is validated, the Navy plans to issue delivery orders to upgrade 682 of the AN/USM-708 units over a four-year period with new circuit boards at a cost of approximately $11 million. The Navy 719 units will be upgraded over a longer time frame as they need repair at an expected higher dollar per unit cost. The ECP upgrade should eventually result in the majority of the 2,100 CRAFT 708 and 719 test sets being upgraded and is expected to generate $20 to $30 million of production revenues starting in approximately 2.25 years. Importantly, this contract will also ensure the continued production of new CRAFT test sets for customers such as the F-35 program which continue to order this test set in volume. The contract also includes a five-year fixed cost repair contract with a value of approximately $4.1 million. This extends the repair contract currently in place.

We are also excited by the positive initial reception we have seen from customers on the SDR/OMNI test set. We are conducting product demonstrations with both the major Primes and airlines. Our international distributors have placed orders for demo units. We are in the process of completing design verification testing and have ordered sufficient parts for the initial six months of production. SDR/OMNI production deliveries are expected to commence this Fall. We believe that this will be a strong competitor in both commercial and military avionic and communication test set markets. The Lockheed Martin F-35 MADL development program had a successful Test Readiness Review (“TRR”) in May and the product has successfully completed environmental and EMI/EMC qualification testing. This contract will generate non-recurring engineering (“NRE”) revenues over the next few quarters and is expected to generate ongoing production revenues in the $600K range. We are also in preliminary negotiations with the U.S. Army on a software upgrade for the TS-4530A product to include new functionality such as Mode 5 Level 2B and compatibility with European crypto’s. This software upgrade effort is expected to result in a funded engineering program.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600 (Ext 309)

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	March 31, 2022
	(unaudited)
ASSETS

Current assets:
Cash	$4,249,794	$4,949,690
Accounts receivable, net of allowance for doubtful accounts of $7,425, respectively	1,372,327	1,049,040
Inventories, net	2,695,928	2,820,497
Restricted cash to support appeal bond	2,011,050	2,011,050
Prepaid expenses and other current assets	399,118	244,040
Total current assets	10,728,217	11,074,317

Equipment and leasehold improvements, net	111,127	115,338
Operating lease right-of-use assets	1,673,036	1,720,921
Deferred tax asset, net	2,561,504	2,499,587
Other long-term assets	35,109	35,109
Total assets	$15,108,993	$15,445,272

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Operating lease liabilities – current portion	$196,271	$194,370
Accounts payable	167,426	406,489
Deferred revenues - current portion	170,575	119,835
Accrued expenses ‐vacation pay, payroll and payroll withholdings	424,781	410,538
Accrued legal damages	6,149,193	6,097,273
Accrued expenses - other	345,857	174,145
Total current liabilities	7,454,103	7,402,650

Operating lease liabilities – long-term	1,476,765	1,526,551
Deferred revenues – long-term	257,759	289,071

Total liabilities	9,188,627	9,218,272

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,695,998	3,695,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,147,367	1,147,367
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 and 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	6,944,588	7,018,353
Accumulated deficit	(6,193,173)	(5,960,304)
Total stockholders’ equity	5,920,366	6,227,000
Total liabilities and stockholders’ equity	$15,108,993	$15,445,272

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	June 30, 2022	June 30, 2021

Net sales	$2,253,757	$4,132,393
Cost of sales	1,418,572	2,117,646

Gross margin	835,185	2,014,747

Operating expenses:
Selling, general and administrative	556,209	554,031
Litigation expenses	724	1,181
Engineering, research, and development	522,103	693,575
Total operating expenses	1,079,036	1,248,787

(Loss) income from operations	(243,851)	765,960

Other (expense) income:
Interest income	986	984
Other income	-	13,593
Interest expense – judgement	(51,920)	(51,920)
Total other expense, net	(50,934)	(37,343)

(Loss) income before income taxes	(294,785)	728,617

Income tax (benefit) expense	(61,916)	153,116

Net (loss) income	(232,869)	575,501

Preferred dividends	(80,000)	(80,000)

Net (loss) income attributable to common shareholders	$(312,869)	$495,501

Basic net (loss) income per common share	$(0.10)	$0.15
Diluted net (loss) income per common share	$(0.10)	$0.11

Weighted average shares outstanding:
Basic	3,255,887	3,255,887
Diluted	3,255,887	5,095,665